Exhibit 99.2

NEWS RELEASE

Investor Contact:	Media Contact:
James R. Lance	Cara Tocci
Vice President, Corporate Finance and Investor Relations	Vice President, Corporate Communications
Foot Locker, Inc.	Foot Locker, Inc.
jlance@footlocker.com	cara.tocci@footlocker.com
(212) 720-4600	(914) 582-0304

Foot Locker, Inc. Accelerates Asia-Pacific Expansion with Acquisition of atmos

Digitally Led Business Adds Premium and Top-Tier Products with Exclusive Designs and Collaborations

Expected to Be Accretive to EPS in Fiscal Year 2021

NEW YORK, August 2, 2021 – Foot Locker, Inc. (NYSE: FL) (“Foot Locker” or the “Company”), the New York-based specialty athletic retailer, today announced it has entered into a definitive agreement to acquire Text Trading Company, K.K. (“atmos”), which owns and licenses the atmos brand, a digitally led, premium, global retailer headquartered in Japan, for $360 million. The transaction will be funded with the Company’s available cash.

atmos is a culturally connected brand featuring premium sneakers and apparel, an exclusive in-house label, collaborative relationships with leading vendors in the sneaker ecosystem, experiential stores, and a robust omni-channel platform. atmos’s base of 49 stores globally, including 39 in Japan, operate under the atmos banner and atmos pink, its women’s brand. The acquisition of atmos will accelerate Foot Locker’s global reach with a highly strategic foothold in Japan, the third largest economy globally, while extending the Company’s premium and top-tier offering. atmos generated approximately $175 million of revenue in its fiscal year 2020, more than 60% of which was generated through digital channels. The acquisition is expected to be accretive to Foot Locker’s earnings per share in fiscal year 2021.

Richard A. Johnson, Chairman and Chief Executive Officer of Foot Locker, Inc. said, “atmos is uniquely positioned through its innovative retail stores, high digital penetration, and distinctive products that have made it a key influencer of youth and sneaker culture. With atmos, we are executing against our expansion initiative in the rapidly growing Asia-Pacific market, establishing a critical entry point in Japan and benefitting from immediate scale. We are thrilled to bring atmos into our portfolio of brands and build on the strong foundation of this differentiated business. We look forward to welcoming atmos’s highly respected founder, Hidefumi Hommyo, who is considered one of the most influential people in streetwear and sneaker culture, along with the rest of the valued atmos team and their customers, to the Foot Locker family.”

Hidefumi Hommyo, Founder of atmos, said, “atmos was founded in 2000 as a small retail store in the back streets of Ura-Harajuku. Our passion for sneaker culture and ability to connect with our customers have been the driving forces of our growth ever since. Importantly, Foot Locker shares this passion, and we are excited to join forces with them to propel atmos into our next phase of growth.”

Mr. Johnson continued, “In addition to this highly strategic transaction with atmos, we also separately announced today an acquisition that enhances our positioning in North America. Both transactions reflect our commitment to our growth strategy and engaging with new and incremental consumers. With our ongoing investments in the business, we are confident in our ability to continue creating significant long-term value for our shareholders, consumers, vendor partners, and other stakeholders.”

Foot Locker, Inc. 330 West 34th Street, New York, NY 10001

Additional Transaction Information

atmos will maintain its name, operating as a new banner in Foot Locker’s portfolio.

The transaction is expected to close late in the third quarter of 2021, subject to the satisfaction of customary closing conditions.

Additional details about the acquisition are contained in a presentation available on the Investor Relations page of the Company’s website.

Evercore is serving as financial advisor to Foot Locker, and DLA Piper LLP is serving as its legal advisor.

Conference Call

The Company is hosting a live conference call at 8:00 a.m. ET today, Monday, August 2, 2021, to discuss these transactions. This conference call may be accessed live by calling toll free 1-877-876-9173 or international toll 1-785-424-1667 and reference the conference ID FL080221. You may also access the webcast via the Investor Relations section of the Foot Locker, Inc. website at https://www.footlocker-inc.com. Webcast viewers can register and log in to the presentation 15 minutes in advance of start time. A replay of the call will also be available via webcast from the same Investor Relations section of the Foot Locker, Inc. website at https://www.footlocker-inc.com.

About Foot Locker, Inc.

Foot Locker, Inc. leads the celebration of sneaker and youth culture around the globe through a portfolio of brands including Foot Locker, Kids Foot Locker, Champs Sports, Eastbay, Footaction, and Sidestep. With approximately 3,000 retail stores in 27 countries across North America, Europe, Asia, Australia, and New Zealand as well as websites and mobile apps, the Company's purpose is to inspire and empower youth culture around the world, by fueling a shared passion for self-expression and creating unrivaled experiences at the heart of the global sneaker community. Foot Locker, Inc. has its corporate headquarters in New York. For additional information please visit https://www.footlocker-inc.com.

About atmos

Headquartered in Tokyo and founded by Hommyo Hidefumi in 2000, atmos began as a small footprint storefront selling vintage sneakers. Since then, it has grown into a global sneaker boutique known for producing highly coveted collections considered to be among the most sought-after sneakers of all time. In addition to offering a deep collection of sneakers and apparel from the world’s leading sneaker brands, atmos also features its own exclusive in-house label.

Disclosure Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Other than statements of historical facts, all statements which address activities, events, or developments that the Company anticipates will or may occur in the future, including, but not limited to, such things as future capital expenditures, expansion, strategic plans, financial objectives, dividend payments, stock repurchases, growth of the Company's business and operations, including future cash flows, revenues, and earnings, and other such matters, are forward-looking statements. These forward-looking statements are based on many assumptions and factors which are detailed in the Company's filings with the U.S. Securities and Exchange Commission.

These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. The forward-looking statements contained in this press release are largely based on our expectations for the future, which reflect certain estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market

Foot Locker, Inc. 330 West 34th Street, New York, NY 10001

conditions, operating trends, and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. For additional discussion on risks and uncertainties that may affect forward-looking statements, see “Risk Factors” disclosed in the Company's Annual Report on Form 10-K for the year ended January 30, 2021 filed on March 25, 2021. Any changes in such assumptions or factors could produce significantly different results. The Company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.

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Foot Locker, Inc. 330 West 34th Street, New York, NY 10001